Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE February 25, 2016

ACME UNITED REPORTS RECORD 2015 SALES AND EARNINGS

FAIRFIELD, CONN. – February 25, 2016 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the year ended December 31, 2015 were $109.8 million, compared to $107.2 million in 2014, an increase of 5% in constant currency and 2% in US dollars. Net sales for the fourth quarter ended December 31, 2015 were $23.1 million compared to $24.7 million in the same period of 2014, a decrease of 5% in constant currency and 6% in US dollars.

Net income was $440,000, or $.12 per diluted share, for the quarter ended December 31, 2015, compared to $689,000, or $.19 per diluted share, for the comparable period of 2014. During the quarter, the Company incurred $250,000 of one-time moving, severance and training costs related to the completion of the consolidation of its first aid operations. Excluding these costs, net income after taxes would have been $595,000 in the fourth quarter and earnings per share would have been $0.16. Net income for the year ended December 31, 2015 was $4,794,000 or $1.30 per diluted share compared to $4,789,000 or $1.36 per diluted share for the prior year. Excluding the $400,000 of one-time costs associated with the move, earnings per diluted share after taxes would have been $1.37.

Chairman and CEO Walter C. Johnsen said, “During 2015, Acme United had a record year in sales and net income. Sales during 2015 were reduced by currency translations and the discontinuation of $3.0 million of low margin branded medications. The Company closed a factory in Norwalk, CT and incurred approximately $400,000 of expenses during the year. We expect the closure to generate over $500,000 in annual savings in 2016 and beyond.”

Mr. Johnsen added, “We believe that we are well-positioned to continue our growth in 2016 and beyond. Most of the impact of weak Canadian and European currencies, which reduced revenues in 2015 by $2.3 million, appears to be behind us. Our recently acquired DMT® sharpener business, which provides world-class sharpening solutions for professional, commercial and individual users, and complements Acme United’s existing brands and products, is already accretive to earnings. Our preliminary guidance for 2016 is approximately $120 million in revenues, $5.6 million in net income, and $1.47 per share. Even without the contributions of DMT, this would constitute another record year for Acme United.”

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In the Company’s U.S. segment, net sales for the year ended December 31, 2015 were $96.6 million compared to $91.3 million last year, a 6% increase. For the quarter ended December 31, 2015, net sales decreased 4% compared to the same period in 2014. Excluding the discontinuation of sales of certain low-margin over-the-counter medications, net sales decreased 1%.

Net sales in Canada for the year ended December 31, 2015 decreased 11% in local currency and 23% in U.S. dollars compared to 2014. Net sales in Canada for the three months ended December 31, 2015 decreased 14% in local currency and 27% in U.S. dollars compared to the prior-year period. These decreases were primarily due to weak economic conditions and a large retail chain exiting the Canadian market.

European net sales for the year ended December 31, 201 increased 7% in local currency but decreased 10% in U.S. dollars compared to last year. The sales increase in Europe for the year was due to increased market share in office products. Net sales in Europe for the three months ended December 31, 2015 decreased 9% in local currency and 21% in U.S. dollars compared to the same period in 2014 period due to a holiday promotion to a mass market customer in the fourth quarter of 2014 that did not repeat in the fourth quarter of 2015.

Gross margins were 35.8% in the fourth quarter of 2015 versus 36.4% in the comparable period last year. In the fourth quarter of 2015 the Company completed the move of its first aid production from Norwalk, Connecticut to its Vancouver, Washington plant, incurring approximately $250,000 of one-time moving, severance and training costs. Excluding these costs, gross margins would have been 36.8% in the fourth quarter of 2015. Gross margins were 36% for the year ended December 31, 2014 and 2015.

The Company’s bank debt less cash and cash equivalents on December 31, 2015 was $23.5 million compared to $21.9 million on December 31, 2014.

Acme United will hold a conference call to discuss its quarterly and year-end results, which will be broadcast over the Internet on Thursday, February 25, 2016, at 12:00 p.m. EST. To listen or participate in a question and answer session, dial 800-505-9587. International callers may dial 416-204-9524. Access to the live webcast of the conference call can be found in the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives. Access also by logging on to www.streetevents.com.

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ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only®, Pac-Kit® and DMT®. For more information, visit www.acmeunited.com.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2015
(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	December 31, 2015	December 31, 2014

Net sales	$23,118	$24,667
Cost of goods sold	14,852	15,691
Gross profit	8,266	8,976
Selling, general, and administrative expenses	7,611	7,872
Income from operations	655	1,104
Interest expense	(154)	(136)
Interest income	7	5
Net interest expense	(147)	(131)
Other expense, net	(18)	(39)
Total other expense, net	(165)	(170)
Pre-tax income	490	934
Income tax expense	50	245
Net income	$440	$689

Shares outstanding - Basic	3,354	3,287
Shares outstanding - Diluted	3,696	3,625

Earnings per share basic	$0.13	$0.21
Earnings per share diluted	0.12	0.19

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2015 (cont.)
(Unaudited)

	Year Ended	Year Ended
Amounts in $000's except per share data	December 31, 2015	December 31, 2014

Net sales	$109,812	$107,222
Cost of goods sold	70,251	69,037
Gross profit	39,561	38,185
Selling, general, and administrative expenses	32,214	30,791
Income from operations	7,347	7,394
Interest expense	(570)	(490)
Interest income	5	17
Net interest expense	(565)	(473)
Other expense, net	(168)	(118)
Total other expense, net	(733)	(591)
Pre-tax income	6,614	6,803
Income tax expense	1,820	2,014
Net income	$4,794	$4,789

Shares outstanding - Basic	3,335	3,240
Shares outstanding - Diluted	3,687	3,526

Earnings per share basic	$1.44	$1.48
Earnings per share diluted	1.30	1.36

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
YEAR END REPORT 2015
(Unaudited)

Amounts in $000's	December 31, 2015	December 31, 2014

Assets:
Current assets:
Cash	$2,426	$2,286
Accounts receivable, net	19,565	19,477
Inventories	35,508	33,671
Prepaid and other current assets	2,135	2,077
Total current assets	59,634	57,511

Property and equipment, net	7,401	6,931
Other assets	14,386	14,866
Total assets	$81,421	$79,308

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$6,664	$7,773
Other current liabilities	5,273	7,590
Total current liabilities	11,937	15,363
Non-current liabilities
Long term debt	25,913	24,147
Other non current liabilities	388	370
Total liabilities	38,238	39,880
Total stockholders' equity	43,184	39,428
Total liabilities and stockholders' equity	$81,421	$79,308

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